EXHIBIT 11
Statement re: Computation of Per Share Earnings
(In thousands, except per share data)
                                                   Three Months           Six Months
                                                   Ended June 30         Ended June 30
                                                   1997      1996        1997      1996
Primary

Net income                                        $165,436  $152,097   $326,492  $302,516

Average common shares outstanding                  213,664   224,624    216,008   225,210
Average common share equivalents outstanding (F1):
    Stock options                                    1,426     1,300      1,467     1,365
    Restricted sock                                 (1,518)   (1,863)    (1,589)   (1,851)
Average primary common shares                      213,572   224,061    215,886   224,724
Earnings per common share - Primary               $   0.77  $   0.68   $   1.51  $   1.34

Fully Diluted

Net income                                        $165,436  $152,097   $326,492  $302,516

Average common shares outstanding                  213,664   224,624    216,008   225,210
Average common share equivalents outstanding (F1):
    Stock options                                    1,472     1,310      1,496     1,384
    Restricted sock                                 (1,516)   (1,863)    (1,571)   (1,847)
Average fully diluted common shares                213,620   224,071    215,933   224,747
Earnings per common share - Fully Dilute          $   0.77  $   0.68   $   1.51  $   1.34

<F1>Includes the incremental effect of stock options and restricted stock outstanding computed under the treasury stock method.